Exhibit 10.11.6

July 6, 2022

By email: paul@worldlink-group.com

joetai@chineseworldnet.com

john.gravelle@rogers.com

COLT RESOURCES INC.

Suite 2209, 1111 Alberni Street

Vancouver, BC V6E 4V2

Attention: Mssrs. Paul Yeou , Joe Tai and John Gravelle, Directors of Colt Resources Inc.

Dear Sirs:

Re: Property Purchase Agreement dated October 31, 2019 as amended by an Addendum to the Property

Purchase Agreement dated November 4, 2019 (collectively referred to as the “Agreement”).

Further to the letter of 37 Capital Inc. (hereinafter referred to as “37 Capital”) addressed to Colt Resources Inc. (hereinafter referred to as “Colt”) dated June 30, 2022 in respect to the Agreement and our subsequent communications, it is 37 Capital’s understanding that Colt shall accept and shall agree to the removal from the Agreement and cancellation of:-

•	Article 2.1 (b) $75,000 (Seventy-Five Thousand Dollars) after 18 (Eighteen) months from the Closing;
•	Article 2.1 (c) 0.5% (Half of one percent) NSR (Net Smelter Returns) Royalty which shall be payable 60 business days after the commencement of commercial production from the Extra High Property (hereinafter referred to as “Colt’s NSR Royalty”). 37 Capital may, at its sole discretion, purchase Colt’s NSR Royalty at any time by making a payment of $500,000 (Five Hundred Thousand Dollars) to Colt; and
•	All related Articles to 2.1(b) and (c) covered by the Agreement.

For a consideration of:

1)	a cash payment of Cdn $15,000 (Fifteen thousand Canadian dollars) by 37 Capital to Colt; and
2)	the issuance to Colt of 50,000 (Fifty thousand) common shares of 37 Capital as fully paid which will be subject to the approval of the Canadian Securities Exchange (the “CSE”), and which will have a hold period from trading of four months and one day.

For greater certainty, once 37 Capital has made the cash payment of $15,000 (Fifteen thousand Canadian dollars) to Colt and has issued to Colt the 50,000 (Fifty thousand) 37 Capital common shares, Colt will have no interest, right, and title in and to the Extra High Property.

Should the above mentioned be acceptable to Colt, and to all of its Directors, then please indicate so by signing at the bottom of this letter.

Yours sincerely,

37 CAPITAL INC.

“Jake H. Kalpakian”

Jake H. Kalpakian

President & CEO

Accepted and agreed to the above this _7th__ day of July, 2022 by :

“Paul Yeou”

Paul Yeou, Director

Authorized Signatory of Colt Resources Inc.

Accepted and agreed to the above this 29th day of July, 2022 by

“Joe Tai”

Joe Tai, Director

Authorized Signatory of Colt Resources Inc.

Accepted and agreed to the above this ___ day of July, 2022 by

“John Gravelle”

John Gravelle, Director

Authorized Signatory of Colt Resources Inc.